                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G

                                 (RULE 13D-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
     RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO
                                    RULE 13D-2
                               (AMENDMENT NO.__)*

                          HANDHELD ENTERTAINMENT, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   410247 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                February 17, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

   [ ]   Rule 13d-1(b)

   [X]   Rule 13d-1(c)

   [ ]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of
1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 410247 10 0              13G         Page 2 of 6 Pages
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========================== =====================================================
            1              NAMES OF REPORTING PERSONS
                           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES
                           ONLY)

                           Jeffrey D. Oscodar
-------------------------- -----------------------------------------------------
            2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                           (a) [ ]

                           (b) [ ]
-------------------------- -----------------------------------------------------
            3              SEC USE ONLY

-------------------------- -----------------------------------------------------
            4              CITIZENSHIP OR PLACE OR ORGANIZATION

                           United States of America
-------------------------- ------------- ---------------------------------------
        NUMBER OF               5        SOLE VOTING POWER
         SHARES
  BENEFICIALLY OWNED BY                           935,510
  EACH REPORTING PERSON
          WITH
                           ------------- ---------------------------------------
                                6        SHARED VOTING POWER

                                                  0
                           ------------- ---------------------------------------
                                7        SOLE DISPOSITIVE POWER

                                         935,510
                           ------------- ---------------------------------------
                                8        SHARED DISPOSITIVE POWER

                                                  0
-------------------------- -----------------------------------------------------
            9              AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                           PERSON

                           935,510
-------------------------- -----------------------------------------------------
           10              CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
                           CERTAIN SHARES (SEE INSTRUCTIONS)

                           [ ]
-------------------------- -----------------------------------------------------
           11              PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                           6.2%
-------------------------- -----------------------------------------------------
           12              TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                           IN
========================== =====================================================

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CUSIP No. 410247 10 0              13G         Page 3 of 6 Pages
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ITEM 1.

     (a)  Name of Issuer:

          Handheld Entertainment, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          539 Bryant Street, Suite 403
          San Francisco, CA 94107

ITEM 2.

     (a)  Name of Person Filing:

          Jeffrey D. Oscodar (the "Reporting Person").

     (b)  Address of Principal Business Office or, if none, Residence:

          539 Bryant Street, Suite 403
          San Francisco, CA 94107

     (c)  Citizenship:

          United States of America

     (d)  Title of Class of Securities:

          Common Stock, par value $0.0001 per share ("Common Stock")

     (e)  CUSIP Number:

          410247 10 0

ITEM 3.  If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [ ] Bank as defined in section 3(a)(6) of the Exchange Act;

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Exchange
             Act;

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CUSIP No. 410247 10 0              13G         Page 4 of 6 Pages
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     (d)  [ ]  Investment company registered under section 8 of the Investment
               Company Act;

     (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with
               Rule 13d-1(b)(1)(ii)(F);

     (g)  [ ]  A parent holding company or control person in accordance with
               Rule 13d-1(b)(1)(ii)(G);

     (h)  [ ]  A savings association as defined in Section 3(b) of the Federal
               Deposit Insurance Act;

     (i)  [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
               Company Act;

     (j)  [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned:

          935,510 shares of Common Stock

     (b)  Percent of Class:

          6.2%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                935,510

          (ii)  Shared power to vote or to direct the vote:

                0

          (iii) Sole power to dispose or to direct the disposition of:

---------------------------                    ---------------------------------
CUSIP No. 410247 10 0              13G         Page 5 of 6 Pages
---------------------------                    ---------------------------------

                935,510

          (iv)  Shared power to dispose or to direct the disposition of:

                0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL
        PERSON.

                Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                Not Applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

                Not Applicable.

ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

           [The remainder of this page was intentionally left blank.]

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CUSIP No. 410247 10 0              13G         Page 6 of 6 Pages
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                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   April 5, 2006

                                                     /s/ Jeffrey D. Oscodar
                                                     ----------------------
                                                     Jeffrey D. Oscodar